EXHIBIT 99.1
At EMAK Worldwide, Inc.:
Media and investor inquiries:
Lisa Mueller
Director, Investor Relations
(323) 932-4034
For Immediate Release
EMAK WORLDWIDE REPORTS RESULTS
FOR THIRD QUARTER OF 2005
Company Announces Closure of Minneapolis Office
     LOS ANGELES, November 4, 2005 – EMAK Worldwide (Nasdaq: EMAK), a leading marketing services firm, today announced its financial results for the third quarter ended September 30, 2005.
     Revenues were $49.8 million in the third quarter of 2005, compared with revenues of $58.1 million in the same period of the previous year.
     Net loss in the third quarter of 2005 was $1.5 million, or $0.33 per diluted share, compared with net loss of $893,000, or $0.22 per diluted share, in the same period of the previous year.
     The Company’s third quarter 2005 results include the following gains and charges:
•	A pre-tax, non-cash goodwill impairment charge of $3.4 million, or $0.36 per diluted share, related to its Johnson Grossfield agency. This charge arose in connection with the impairment test required by SFAS 142 following the loss of the agency’s primary client.

•	A pre-tax gain of $399,000, or $0.04 per diluted share, for the reversal of a portion of a charge taken in the fourth quarter of 2004 for minimum royalty guarantee shortfalls on several consumer products licenses. The reversal is due to better than anticipated performance of the Scooby-Doo™ toy line.

•	A pre-tax restructuring charge of $416,000, or $0.05 per diluted share, related to the closure of the Johnson Grossfield office in Minneapolis, staff reductions at Logistix in the U.K., the elimination of a centralized management position and the wind down of Pop Rocket.
-more-

EMAK Worldwide, Inc.

•	Pre-tax integration costs and ERP reimplementation costs combined for a net charge of $30,000.
     Excluding these gains and charges, the Company’s third quarter 2005 net income was $532,000, or $0.03 per diluted share. In the year-ago period, gains and charges did not have a material impact on net income.
     “Third quarter earnings, before gains and charges, improved over last year, even with a decline in revenues. The 17.7 percent decrease in marketing services revenues was offset by a 9.8 percent increase in consumer products revenues,” said Stephen P. Robeck, EMAK’s Chief Executive Officer (interim) and non-executive Chairman of the Board. “Our U.K.-based Logistix agency experienced a considerable decline in revenues from the year-ago quarter. The agency faces a tough comparison this year after it won an exceptionally high percentage of promotional programs from its largest client in 2004, and is therefore experiencing a lower win rate this year.
     “To a lesser extent, the decline in marketing services revenues was attributable to the company’s decision not to pursue low-margin logistical services for our largest client this year. On an apples-to-apples basis, when excluding revenues from these services in both quarters, the decline in marketing services revenues was 14.1 percent.
     “Gross margins were up in part because some higher-margin, fee-based revenues shifted from the second to the third quarter, but also from careful management of the Pop Rocket wind down. Consumer products margins, excluding the gain, were up 510 basis points from the year-ago quarter.”
Johnson Grossfield
     Mr. Robeck continued, “As noted in our second quarter 10-Q filing, we reported the loss of Johnson Grossfield’s primary client. The agency is currently wrapping up its final promotional program for that client. After careful consideration, the decision was made to close the Johnson Grossfield office in Minneapolis in the fourth quarter.”
Third Quarter 2005 Financial Highlights
     The following table presents financial highlights for the Company’s operations for the third quarter of 2005. Full financial results, including reconciliations of GAAP to non-GAAP measures, follow at the end of the release.
-more-

EMAK Worldwide, Inc.

Results from operations
(In thousands of dollars)

	Three Months Ended September 30,
		% of		% of
	2005	revenues	2004	revenues	% change
Revenues	49,810		58,055		-14.2%
Domestic	37,510	75.3%	43,492	74.9%	-13.8%
International	12,300	24.7%	14,563	25.1%	-15.5%

Marketing services	41,754	83.8%	50,717	87.4%	-17.7%
Consumer products	8,056	16.2%	7,338	12.6%	9.8%

Gross profit	14,948	30.0%	12,410	21.4%	20.5%
Marketing services gross profit	12,649	30.3%	11,050	21.8%	14.5%
Consumer products gross profit	2,299	28.5%	1,359	18.5%	69.2%

Operating expenses	17,588	35.3%	14,048	24.2%	25.2%
Operating loss	(2,640)	-5.3%	(1,638)	-2.8%	61.2%
Net loss	(1,540)	-3.1%	(893)	-1.5%	72.5%

Non-GAAP financial highlights
Adjusted gross profit before gain	14,549	29.2%	12,410	21.4%	17.2%
Adjusted consumer products gross profit before gain	1,900	23.6%	1,359	18.5%	39.8%
Adjusted operating expenses before charges	13,711	27.5%	14,073	24.2%	-2.6%
EBITDA	(1,828)	-3.7%	(893)	-1.5%	-104.7%
Adjusted EBITDA before charges and gain	1,650	3.3%	(918)	-1.6%	279.8%
Adjusted operating income (loss) before charges and gain	838	1.7%	(1,663)	-2.9%	150.4%
Adjusted net income (loss) before charges and gain	532	1.1%	(907)	-1.6%	157.8%
Additional Financial Highlights
•	Net foreign currency translation had an unfavorable impact to revenues of approximately $76,000 versus the prior year period average exchange rates.

•	Gross profit in the Marketing Services segment increased from the prior year due to a deferral of higher-margin, fee-based services revenues from the second to the third quarter of 2005 and a change in sales mix.

•	Gross profit in the Consumer Products segment increased from the prior year due to an improved sales mix.

•	Operating expenses, excluding charges, decreased versus the prior year quarter due to cost containment measures.

•	Prior year revenues and operating expenses exclude Megaprint (acquired November 11, 2004).
Financial Condition
•	The balance of cash and cash equivalents at September 30, 2005 was $4.9 million, an increase of $0.5 million versus the end of last year.
-more-

EMAK Worldwide, Inc.

•	The Company generated $7.9 million in cash from operations during the first nine months, versus a use of cash of $5.6 million in the same period in 2004.

•	Working capital was $18.7 million and the current ratio was 1.5, versus working capital of $17.9 million and a current ratio of 1.3 at the end of 2004.

•	Short-term debt was $2.0 million at the end of the third quarter. The Company had $6.0 million in short-term debt at the end of 2004.
Outlook
     Mr. Robeck commented on the outlook for 2005: “We would characterize the outlook for our Equity Marketing and Upshot agencies as stable or growing; however, we anticipate that revenues for Logistix in the U.K. will be down versus last year given its tough comparable. Additionally, while having a better year than 2004, SCI Promotion is expected to under-perform relative to plan.
     “In light of these trends and the loss of SUBWAY® as a client, we expect that EMAK’s 2005 revenues will be marginally lower than 2004. Sequentially, we expect that fourth quarter revenues will be stronger than the third quarter, in-line with seasonal norms, but down on a year-over-year basis.
     “We remain committed to strategically integrating our agencies to drive organic sales growth and gain additional operating efficiencies, thereby enhancing profitability. We will continue to execute on our growth initiatives, while also taking steps to improve our cost structure, which we believe will greatly enhance the value of the company in the years ahead.”
Third Quarter Conference Call and Webcast
     The Company will host a conference call with investors and financial analysts today at 11:00 a.m. ET/8:00 a.m. PT to discuss its third quarter financial results and operational highlights. The call can be accessed live via the Internet at www.emak.com. To listen to the live call, visit the Investor Relations section (Events page) of the Web site at least 15 minutes prior to download any necessary software. For those who cannot listen to the live broadcast, an online replay will be available for 30 days at www.emak.com, or a phone replay will be available through November 11, 2005 by dialing 800-642-1687 or 706-645-9291 (international) and entering the passcode 1698486.
-more-

EMAK Worldwide, Inc.

About EMAK Worldwide, Inc.
     EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, New York, Ontario (CA), Dublin, Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Frito-Lay, Kellogg’s, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.
NOTE: All trademarks and registered trademarks are property of their respective owners.
Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2005 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be he only items that could affect the future performance of the Company.
-more-

EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Revenues	$49,810	$58,055	$165,154	$161,645
Cost of sales	35,261	45,645	121,596	122,232
Minimum royalty guarantee shortfall gain	(399)	—	(2,724)	—

Gross profit	14,948	12,410	46,282	39,413
Operating expenses:
Salaries, wages and benefits	8,147	7,986	26,134	23,163
Selling, general and administrative	5,564	6,087	17,192	18,143
Integration costs	8	—	76	136
Restructuring charge (gain)	416	(25)	1,318	80
Loss on Chicago lease	—	—	—	311
Impairment of assets	3,431	—	3,431	—
ERP reimplementation costs	22	—	124	—

Total operating expenses	17,588	14,048	48,275	41,833

Loss from operations	(2,640)	(1,638)	(1,993)	(2,420)
Interest expense, net	(23)	(24)	(242)	(71)
Other income (expense)	257	203	373	(110)

Loss before benefit for income taxes	(2,406)	(1,459)	(1,862)	(2,601)
Benefit for income taxes	(866)	(566)	(629)	(1,012)

Net loss	(1,540)	(893)	(1,233)	(1,589)
Preferred stock dividends	375	375	1,125	1,125

Net loss available to common stockholders	$(1,915)	$(1,268)	$(2,358)	$(2,714)

Basic loss per share
Loss per share	$(0.33)	$(0.22)	$(0.41)	$(0.47)

Weighted average shares outstanding	5,788,042	5,758,888	5,779,727	5,752,287

Diluted loss per share
Loss per share	$(0.33)	$(0.22)	$(0.41)	$(0.47)

Weighted average shares outstanding	5,788,042	5,758,888	5,779,727	5,752,287

-more-

EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$4,909	$4,406
Accounts receivable, net	31,402	47,180
Inventories	16,529	18,763
Prepaid expenses and other current assets	5,484	5,466

CURRENT ASSETS	58,324	75,815
Fixed assets, net	3,624	5,029
Intangible assets, net	41,336	45,409
Other assets	5,667	7,060

TOTAL ASSETS	$108,951	$133,313

LIABILITIES, MANDATORILY REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Short-term debt	$2,000	$6,025
Accounts payable	23,991	30,996
Accrued liabilities	13,619	20,860

CURRENT LIABILITIES	39,610	57,881
Long-term liabilities	3,939	6,621

TOTAL LIABILITIES	43,549	64,502

Mandatorily redeemable preferred stock	22,518	22,518

Common stock	—	—
Additional paid-in capital	28,080	27,516
Retained earnings	31,596	33,954
Accumulated other comprehensive income	2,927	4,972
Less:
Treasury stock	(17,669)	(17,669)
Unearned compensation	(2,050)	(2,480)

TOTAL STOCKHOLDERS’ EQUITY	42,884	46,293

TOTAL LIABILITIES, MANDATORILY REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$108,951	$133,313

-more-

EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	(Unaudited)
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,233)	$(1,589)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,684	1,529
Provision for doubtful accounts	(75)	147
Gain on disposal of fixed assets	(17)	—
Tax benefit from exercise of stock options	—	65
Amortization of restricted stock	769	621
Minimum royalty guarantee shortfall gain	(2,724)	—
Impairment of assets	3,431	—
Other	—	(13)
Changes in operating assets and liabilities-
Increase (decrease) in cash and cash equivalents:
Accounts receivable	14,880	1,948
Inventories	2,107	(3,408)
Prepaid expenses and other current assets	(141)	(1,195)
Other assets	1,045	(556)
Accounts payable	(6,550)	497
Accrued liabilities	(4,580)	(2,926)
Long-term liabilities	(682)	(758)

Net cash provided by (used in) operating activities	7,914	(5,638)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(1,289)	(1,080)
Proceeds from sale of fixed assets	992	20
Refund for purchase of Upshot	75	—
Payment for purchase of Johnson Grossfield	(148)	(4,614)
Payment for purchase of Megaprint Group	(1,908)	—

Net cash used in investing activities	(2,278)	(5,674)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under line of credit	—	863
Payment of preferred stock dividends	(1,125)	(1,125)
Purchase of treasury stock	—	(211)
Proceeds from exercise of stock options	115	538
Repayment of short-term debt	(4,025)	—

Net cash provided by (used in) financing activities	(5,035)	65

Net increase (decrease) in cash and cash equivalents	601	(11,247)

Effects of exchange rates on cash and cash equivalents	(98)	13

CASH AND CASH EQUIVALENTS, beginning of period	4,406	19,291

CASH AND CASH EQUIVALENTS, end of period	$4,909	$8,057

-more-

EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
EBITDA
(In thousands)
EBITDA, before charges, is calculated as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Net loss	$(1,540)	(893)	$(1,233)	$(1,589)

Interest expense, net	23	24	242	71
Benefit for income taxes	(866)	(566)	(629)	(1,012)
Depreciation	456	451	1,372	1,276
Amortization	99	91	312	253

EBITDA	(1,828)	(893)	64	(1,001)

Minimum royalty guarantee shortfall gain	(399)	—	(2,724)	—
Integration costs	8	—	76	136
Restructuring charge (gain)	416	(25)	1,318	80
Impairment of assets	3,431	—	3,431	—
Loss on Chicago lease	—	—	—	311
ERP reimplementation costs	22	—	124	—

EBITDA, before charges	$1,650	$(918)	$2,289	$(474)

EBITDA is reconciled to cash flows provided by (used in) operating activities, the most comparable measure under generally accepted accounting principles, as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
EBITDA, before charges	$1,650	$(918)	$2,289	$(474)

Integration costs	(8)	—	(76)	(136)
Restructuring gain (charge)	(416)	25	(1,318)	(80)
Loss on Chicago lease	—	—	—	(311)
ERP reimplementation costs	(22)	—	(124)	—
Interest expense, net	(23)	(24)	(242)	(71)
Benefit for income taxes	866	566	629	1,012
Changes in operating assets and liabilities	(1,807)	(6,903)	6,079	(6,398)
Other, net	169	342	677	820

Net cash provided by (used in) operating activities	$409	$(6,912)	$7,914	$(5,638)

# # #